Exhibit 10.1

                  FINANCIAL FEDERAL CORPORATION

                   AMENDMENT TO EQUITY AWARDS


     Financial Federal Corporation, a Nevada corporation (the "Company"), previously granted to Paul R. Sinsheimer (the "Participant") awards of restricted stock, stock options, and other equity-based awards (the "Awards"), including an award of restricted stock dated February 22, 2006 (the "2006 Award").
Some or all of the agreements evidencing the Awards (the "Award Agreements") prohibit the Participant from soliciting Company customers and employees for the 120-day period immediately following the date on which the Participant's employment with the Company terminates (the "Non-Solicit Covenant").

     To ensure that the Participant shall forfeit the 2006 Award if the Participant violates the Non-Solicit Covenant, the Award Agreements are hereby amended to provide that if the Participant violates the Non-Solicit Covenant: (a) the Participant shall forfeit the 2006 Award, and (b) the Company shall have no other remedy available to it with respect to such violation.

     In addition, if the 2006 Award would otherwise vest six months after the Participant's employment with the Company terminates, the 2006 Award shall, instead, vest four months after the Participant's termination of employment.

     The Company agrees to indemnify the Participant with respect to any federal, state, or local tax liability (including interest and penalties) in excess of the intended tax treatment of the 2006 Award. The value of the 2006 Award is intended to be included in the Participant's income and wages for federal tax purposes upon the expiration of the 120-day period following the termination of the Participant's employment with the Company (or, if earlier, when the 2006 Award otherwise vests).


Date: March 3, 2009

Company:                                Participant:

By:
     Steven F. Groth                         Paul R. Sinsheimer
     Senior Vice President and
     Chief Financial Officer


By:
     Troy H. Geisser
     Senior Vice President and Secretary